As filed with the Securities and Exchange Commission on June 13, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIESACT OF 1933

Huntington Ingalls Industries, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	90-0607005
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4101 Washington Avenue Newport News, VA	23607
(Address of Principal Executive Offices)	(Zip Code)

Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan

(Full Title of the Plan)

Chad N. Boudreaux

Executive Vice President and Chief Legal Officer

Huntington Ingalls Industries, Inc.

4101 Washington Avenue

Newport News, VA 23607

(Name and Address of Agent for Service)

(757) 380-2000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Huntington Ingalls Industries, Inc. (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The Registrant hereby incorporates by reference into this registration statement the following documents that have been previously filed (not furnished) with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on February 10, 2022 (File No. 001-34910);

(b)

the Registrant’s definitive proxy statement filed with the Commission on March  21, 2022, but only to the extent such information is incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022 filed with the Commission on May 5, 2022 (File No. 001-34910);

(d)	the Registrant’s Current Reports on Form 8-K and Form 8-K/A filed with the Commission on February 1, 2022, February 1, 2022, March 4, 2022, March 4, 2022, May 6, 2022 and May 9, 2022; and

(e)

the description of the Registrant’s common stock contained under the heading “Description of Capital Stock” in the information statement attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 filed with the Commission on March 16, 2011 pursuant to Section  12 of the Exchange Act, as the description therein has been updated and superseded by the description of our Common Stock contained in Exhibit 4.11 to our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Commission on February 10, 2022, and including any amendments or reports filed for the purpose of updating such description (File No. 001-34910).

In addition, all other documents filed (not furnished) by the Registrant pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part of this registration statement from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished to and not filed with the Commission in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summaries are qualified in their entirety by reference to the applicable statute, the Registrant’s Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”), and the Registrant’s Restated Bylaws (the “Restated Bylaws”), as amended to date.

General Corporation Law of the State of Delaware (the “DGCL”). Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

Elimination of Liability of Directors. The Restated Certificate of Incorporation provides that a director of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which concerns unlawful payments of dividends, stock purchases or redemptions), or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

While the Restated Certificate of Incorporation provides the Registrant’s directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate of Incorporation has no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care. The provisions of the Restated Certificate of Incorporation described above apply to an officer of the Registrant only if he or she is a director of the registrant and is acting in his or her capacity as director, and do not apply to officers of the Registrant who are not directors.

Indemnification of Directors and Officers. The Restated Bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent authorized by the DGCL as it presently exists or may thereafter be amended, any person (an “Indemnitee”) who was or is made a party, or is threatened to be made a party, to any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or while he or she is or was serving at the request of the board of directors or an executive officer of the Registrant as a director, officer, manager, trustee, fiduciary, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith. The Restated Bylaws also provide that, notwithstanding the foregoing, but except as described in the second following paragraph, the Registrant will be required to indemnify an Indemnitee in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, or part thereof, initiated by such Indemnitee only if such action, suit or proceeding, or part thereof, was authorized by the Registrant’s board of directors.

The Restated Bylaws further provide that the Registrant will pay the expenses incurred by an Indemnitee in defending or preparing for any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition; provided, however, that, if (x) in the case of a director or officer, the DGCL so requires, or (y) in the case of any other person entitled to indemnification under the Restated Bylaws, the board of directors otherwise deems it appropriate, an advancement of expenses shall be made only upon delivery to the Registrant of an undertaking containing such terms and conditions, including the requirement of security (if any), as the Registrant’s board of directors deems appropriate, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified under the relevant section of the Restated Bylaws or otherwise. The Registrant is not obligated to advance fees and expenses to a director, officer or any other person in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative, instituted by the Registrant against such person.

The Restated Bylaws also expressly state that the Registrant may grant additional rights to indemnification and to the advancement of expenses to any of the Registrant’s employees or agents to the fullest extent permitted by law. The Registrant has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

3.1	Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated March 30, 2011 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 4, 2011)

3.2	Certificate of Amendment to the Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated May 28, 2014 (incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on August 7, 2014)

3.3	Certificate of Amendment to the Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated May 21, 2015 (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed on August 6, 2015)

3.4	Certificate of Amendment to the Restated Certificate of Incorporation of Huntington Ingalls Industries, Inc., dated May 12, 2021 (incorporated by reference to Annex B to the Proxy Statement filed on March 19, 2021).

3.5	Restated Bylaws of Huntington Ingalls Industries, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 30, 2021).

5.1*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

24.1*	Power of attorney (included on the signature pages of this registration statement).

99.1	Huntington Ingalls Industries, Inc. 2022 Long-Term Incentive Stock Plan (incorporated by reference to Appendix B to the registrant’s definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on March 21, 2022).

107*	Filing Fee Table.

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport News, Commonwealth of Virginia, on this 13th day of June, 2022.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:	/s/ Christopher D. Kastner
Christopher D. Kastner
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Huntington Ingalls Industries, Inc., hereby severally constitute and appoint Chad N. Boudreaux and Charles R. Monroe, Jr., and each of them singly (with full power to each of them to act alone), our true and lawful attorneys with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Huntington Ingalls Industries, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher D. Kastner Christopher D. Kastner	President and Chief Executive Officer, and Director (Principal Executive Officer)	June 13, 2022

/s/ Thomas E. Stiehle Thomas E. Stiehle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 13, 2022

/s/ Nicolas G. Schuck Nicolas G. Schuck	Corporate Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 13, 2022

/s/ Kirkland H. Donald Kirkland H. Donald	Chairman	June 13, 2022

/s/ C. Michael Petters C. Michael Petters	Vice Chairman	June 13, 2022

/s/ Philip M. Bilden Philip M. Bilden	Director	June 13, 2022

/s/ Augustus L. Collins	Director	June 13, 2022
Augustus L. Collins

/s/ Victoria D. Harker	Director	June 13, 2022
Victoria D. Harker

/s/ Frank R. Jimenez	Director	June 13, 2022
Frank R. Jimenez

/s/ Anastasia D. Kelly	Director	June 13, 2022
Anastasia D. Kelly

/s/ Tracy B. McKibben	Director	June 13, 2022
Tracy B. McKibben

/s/ Stephanie L. O’Sullivan	Director	June 13, 2022
Stephanie L. O’Sullivan

/s/ Thomas C. Schievelbein	Director	June 13, 2022
Thomas C. Schievelbein

/s/ John K. Welch	Director	June 13, 2022
John K. Welch

/s/ Stephen R. Wilson	Director	June 13, 2022
Stephen R. Wilson